FIFTH AMENDMENT TO THE
CUSTODY AGREEMENT

    THIS FIFTH AMENDMENT, signed as of the last date on the signature block, to the Custody Agreement, originally made and entered into as of August 10, 2010, as amended (the "Agreement"), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the "Trust") on behalf of the Performance Trust Funds (the "Funds") and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Custodian desire to update the fee schedule; and

WHEREAS, Article 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

    NOW, THEREFORE, the parties agree as follows:

Effective September 1, 2024, Exhibit D of the Agreement is hereby superseded and replaced with Exhibit D attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year written below.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANK NATIONAL ASSOCIATION

By: /s/ John P. Buckel	By: /s/ Gregory Farley

Name: John P. Buckel	Name: Gregory Farley
Title: President	Title: Senior Vice President
Date: 12/19/24	Date: 12/19/24

Exhibit D to the Custody Agreement – TPM

Performance Trust Total Return Bond Fund
Performance Trust Municipal Bond Fund
Performance Trust Multisector Bond Fund

Custody Services Fee Schedule

Based upon an annual rate of average daily market value of all long securities and cash held in the portfolio*:
Basis points on average daily market value
- basis points on first -
- basis points on the balance
$-- Minimum annual fee per fund
Plus, portfolio transaction fees
Portfolio Transaction Fees
■$ -- Book entry DTC transaction, Federal Reserve transaction, principal paydown
■$ - - Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction
■$ - - Option/SWAPS/future contract written, exercised or expired
■$ - - Mutual fund trade, Margin Variation Wire and outbound Fed wire
■$ - - Physical security transaction
A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based upon complexity.
Additional Services
■Additional fees apply for global servicing. Fund of Fund expenses quoted separately.
■$ - - per custody sub account per year (e.g., per sub - adviser, segregated account, etc.)
■$ - - Class Action Services filing fee per class action per account, plus 2% of gross proceeds, up to a maximum per recovery not to exceed $-.
■No charge for the initial conversion free receipt.
■Overdrafts - charged to the account at prime interest rate plus 2% unless a line of credit is in place.
■Third Party lending - Additional fees will apply
* Subject to annual CPI increase - All Urban Consumers - U.S. City Average index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).
Fees are calculated pro rata and billed monthly.

Adviser’s signature below acknowledges approval of the fee schedule listed above.

PT Asset Management, LLC

By: /s/ Steven S. Hayes
Name: Steven S. Hayes
Title: CFO/COO
Date: 12/19/2024
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